Exhibit 4.5

STAAR SURGICAL COMPANY

AMENDED AND RESTATED

2003 OMNIBUS EQUITY INCENTIVE PLAN

(Effective June 9, 2014)

The Company, by action of its Board, hereby amends and restates in its entirety, effective as of the Restatement Date, the STAAR Surgical Company Amended and Restated 2003 Omnibus Equity Incentive Plan, with the following provisions:

1. Purpose and Scope.

(a) Purpose. The purpose of the Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company and its Affiliates to attract, retain and motivate officers, directors, employees and independent contractors by providing for performance-based benefits, and to strengthen the mutuality of interests between such persons and the Company’s stockholders. The Plan is designed to meet this intent by offering performance- based stock and cash incentives and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

(b) Scope. The Plan amends, restates and replaces in its entirety the STAAR Surgical Company Amended and Restated 2003 Omnibus Equity Incentive Plan as last amended in May 2013 and as in effect immediately prior to this amendment and restatement.

2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below, provided however, that if a Participant’s employment agreement or Award agreement (or other written agreement executed by and between Participant and the Company) expressly includes defined terms that expressly are different from and/or conflict with the below defined terms contained in this Plan then the defined terms contained in the employment agreement or Award agreement (or other written agreement executed by and between Participant and the Company) shall govern and shall supersede the below definitions:

“Affiliate” means any parent or subsidiary (as defined in Sections 424(e) and (f) of the Code) of the Company, and that qualifies as an eligible issuer of service recipient stock, as that term is defined in Treasury Regulations Section 1.409A-1(b)(5)(iii)(E).

“ASC” means Accounting Standards Codification.

“Award” means an award or grant made to a Participant under Sections 6 through 10, inclusive, of the Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any one (or more) of the following events:

(i) Any person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock of the Company with respect to which twenty-five percent (25%) or more of the total number of votes for the election of the Board may be cast;

(ii) As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;

(iii) The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

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(iv) acquisition in a single or series of related transactions, including without limitation a tender offer or exchange offer, by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

Notwithstanding the foregoing, the formation of a holding company for the Company in which the stockholdings of the holding company after its formation are substantially the same as for the Company immediately prior to the holding company formation does not constitute a Change in Control for purposes of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations and authoritative interpretations promulgated thereunder.

“Committee” means the committee of the Board that is provided for in Section 3 of the Plan.

“Common Stock” means the common stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

“Company” means STAAR Surgical Company, a Delaware corporation.

“Consultant” means any natural person who performs bona fide services for the Company or an Affiliate as a consultant or advisor, excluding Employees and Non-Employee Directors.

“Date of Grant” means the effective date as of which the Committee (or the Board, as the case may be) grants an Award to a Participant.

“Disability” or “Disabled” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Employee” means any individual who is a common-law employee of the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor thereto, together with rules, regulations and authoritative interpretations promulgated thereunder.

“Fair Market Value” means the fair market value per share of the Common Stock determined in accordance with Treasury Regulations Section 1.409A- 1(b)(5)(iv), and to the extent permitted under such Regulations shall be on any given date, the closing price for the Common Stock on such date, or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded, determined in accordance with the following rules:

(i) If the Common Stock is admitted to trading or listing on The Nasdaq Global Market or any other national securities exchange registered under the Exchange Act, the closing price for any day shall be the last reported sale price, or in the case no such reported sale takes place on such date, the average of the last reported bid and ask prices, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed;

(ii) If the Common Stock is not listed or admitted to trading on any national securities exchange, the last sale price of the Common Stock on the OTC Bulletin Board or, in the case no such reported sale takes place, the average of the closing bid and ask prices on such date; or

(iii) If the Common Stock is not listed or admitted to trading on any national securities exchange and is not quoted on the OTC Bulletin Board, the average of the closing bid and ask prices on such date as furnished by any member of the Financial Industry Regulatory Authority, selected from time to time by the Committee for that purpose.

“FASB” means the Financial Accounting Standards Board.

“Incentive Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.

“ISO Limit” means the maximum aggregate number of shares of Common Stock that are permitted to be issued pursuant to the exercise of Incentive Stock Options granted under the Plan as described in Section 4(b).

“Non-Employee Director” means a non-Employee member of the Board.

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“Non-Qualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

“Optioned Stock” means the shares of Common Stock that are subject to a Stock Option.

“Participant” means an Employee, Non-Employee Director, or Consultant of the Company or an Affiliate who is granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to the provisions of Section 9 of the Plan, the vesting of which is contingent on the attainment of specified performance criteria.

“Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(A) The Performance Criteria that shall be used to establish Performance Goals are the following: (i) revenue, (ii) earnings, or earnings before interest, taxes, depreciation and amortization, or EBITDA, (iii) earnings per share, (iv) stock price, (v) operating cash flow, (vi) net income, (vii) profit margins, operating margins, gross margins or cash margins, (viii) revenue growth, (ix) pre- or after-tax income (before or after allocations of corporate overhead and bonuses), (x) return on equity, (xi) total shareholder return, (xii) return on assets or net assets, (xiii) appreciation in and/or maintenance of the price of the Common Stock, (xiv) market share, (xv) gross profits, (xvi) economic value- added models or equivalent metrics, (xvii) comparisons with various stock market indices, (xviii) reductions in costs, (xix) cash flow or cash flow per share, (xx) return on capital (including return on total capital or return on invested capital), (xxi) cash flow return on investment, (xxii) improvement in or attainment of expense levels or working capital levels, (xxiii) year-end cash, (xxiv) debt reductions, (xxv) stockholder equity, (xxvi) regulatory or litigation achievements, (xxvii) implementation, completion or attainment of measurable objectives with respect to business development, new products or services, budgets, regulatory or business risks, acquisitions, divestitures or recruiting and maintaining personnel, (xxviii) earnings, (xxix) expenses, (xxx) cost of goods sold, (xxxi) working capital, (xxxii) price/earnings ratio, (xxxiii) debt or debt-to-equity, (xxxiv) accounts receivable, (xxxv) writeoffs, (xxxvi) assets, (xxxvii) liquidity, (xxxviii) operations, (xxxix) research or related milestones, (xl) intellectual property (e.g., patents), (xli) product development, (xlii) information technology, (xliii) financings, (xliv) product quality control, (xlv) management, (xlvi) human resources, (xlvii) corporate governance, (xlviii) compliance program, (xlix) internal controls, (xlxi) policies and procedures, (xlxii) accounting and reporting, (xlxiii) strategic alliances, (xlxiv) licensing and partnering, (xlxv) site, plant or building development, and/or (xlxvi) any combination of the foregoing, any of which may be measured either in absolute terms, or changes in growth or reduction, or as compared to any incremental increase or decrease or as compared to results of a peer group or index. Such Performance Goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

(B) The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to reorganizations or restructuring programs or divestitures or acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to asset write-downs or the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under U.S. Generally Accepted Accounting Principles; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; or (xv) litigation or claim judgments or settlements. For all Awards intended to qualify as performance-based compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

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“Performance Goals” means for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Parent, Subsidiary, Affiliate, division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with U.S. Generally Accepted Accounting Principles to the extent applicable.

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

“Performance Share Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 9 of the Plan.

“Performance Unit Grant” means an Award of monetary units granted pursuant to the provisions of Section 9 of the Plan.

“Plan” means this Amended and Restated STAAR Surgical Company 2003 Omnibus Equity Incentive Plan, as set forth herein and as it may be hereafter amended and from time to time and in effect.

“Prior Plans” means the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan as last amended May 19, 2010 and as in effect immediately prior to this amendment and restatement; the 1991 Stock Option Plan of STAAR Surgical Company; the 1995 STAAR Surgical Company Consultant Stock Plan; the 1996 STAAR Surgical Company Non-Qualified Stock Plan; the 1998 STAAR Surgical Company Stock Plan; and the STAAR Surgical Company Stock Option Plan and Agreement for Chief Executive Officer. Each award or grant outstanding under a Prior Plan shall continue to be governed by the terms of that Prior Plan. Any shares of Common Stock available for Awards under the Prior Plans, including shares that become available pursuant to Section 4(b)(iii) of the Plan, shall be treated as part of the pool of shares of Common Stock available for Awards under the Plan.

“Qualified Note” means a recourse note, with a market rate of interest, that may, at the discretion of the Committee, be secured by Optioned Stock or otherwise.

“Re-Price” means that the Company has lowered or reduced the exercise price of outstanding Stock Options and/or outstanding Stock Appreciation Rights and/or outstanding other equity Awards for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)). For avoidance of doubt, Re-Price also includes any exchange of Stock Options or Stock Appreciation Rights for other Awards or cash.

“Restatement Date” means June 9, 2014.

“Restricted Award” means an Award granted pursuant to the provisions of Section 8 of the Plan.

“Restricted Stock Grant” means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

“Restricted Unit Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

“SEC” means the Securities and Exchange Commission.

“Service” means the performance of services for the Company (or any Affiliate) by an Employee, Non-Employee Director, or Consultant, as determined by the Committee in its sole discretion. Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Affiliate, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then any exercises of the Incentive Stock Option occurring more than six months after commencement of such leave shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as the exercise of a Non-Qualified Stock Option.

“Stock Appreciation Right” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

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“Stock Option” means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

“Subsidiary” means any corporation or entity which is a subsidiary of the Company within the meaning of Section 424(f) of the Code and that qualifies as an eligible issuer of service recipient stock, as that term is defined in Treasury Regulations Section 1.409A-1(b)(5)(iii)(E).

“Ten Percent Stockholder” means a person who owns stock (after taking into account the constructive ownership rules of Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Affiliate).

“Terminated for Cause” means any discharge of a Participant’s Service because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, continuing intentional or habitual failure to perform stated duties, violation of any law (other than minor traffic violations or similar misdemeanor offenses not involving moral turpitude), or material breach of any provision of an employment or independent contractor agreement with the Company.

“Termination Date” means the date on which a Participant’s Service terminates, as determined by the Committee in its sole discretion.

3. Administration.

(a) The Plan shall be administered by a committee appointed by the Board. The Committee shall be comprised solely of not less than two persons who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. Members of the Committee shall serve at the pleasure of the Board and the Board may from time to time remove members from, or add members to, the Committee. No person who is not an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act may serve on the Committee. Appointment to the Committee of any person who is not an “outside director” and a “non-employee director” shall automatically be null and void, and any person on the Committee who ceases to be an “outside director” and a “non-employee director” shall automatically and without further action cease to be a member of the Committee.

(b) A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

(c) The Committee is authorized to construe and interpret the Plan, to promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. This includes without limitation: determining which individuals are to receive Awards; determining the type, number, vesting requirements, Performance Goals (or other objective/subjective goals (if any)) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards; correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award agreement; accelerating the vesting or extending the post- termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate; permitting or denying, in its discretion, a Participant’s request to transfer an Award; and granting Awards to persons who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be binding upon all Participants and any person claiming under or through any Participant. Although the Committee is anticipated to make certain Awards that constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e), the Committee is also expressly authorized to make Awards that do not constitute “qualified performance-based compensation” within the meaning of those provisions. By way of example, and not by way of limitation, the Committee, in its sole and absolute discretion, may issue an Award that is not based on a Performance Goal, as set forth in (i) below, but is based solely on continued Service.

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(d) The Committee may employ or retain persons other than members of the Committee to assist the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to selection for participation in and the granting of Awards to persons subject to Section 16 of the Exchange Act or with regard to any of its duties under Section 162(m) of the Code necessary for awards under the Plan to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e).

(e) The Committee is expressly authorized to make such modifications to the Plan as are necessary to effectuate the intent of the Plan as a result of any changes in the income tax, accounting, or securities law treatment of Participants and the Plan.

(f) The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee. However, no Award may be Re-Priced under this Plan unless such Re-Pricing is approved by Company stockholders.

(g) The Committee may not increase an Award once granted, although it may grant additional Awards to the same Participant.

(h) The Committee shall keep the Board informed as to its actions and make available to the Board its books and records. Although the Committee has the authority to establish and administer the Plan, the Board reserves the right at any time to abolish the Committee and have the independent members of the Board administer the Plan instead.

(i) In the case of an Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e), the Committee shall establish in writing at the time of making the Award the Performance Goal(s) that must be satisfied for payment pursuant to the Award and the amount payable upon satisfaction of those Performance Goal(s). Such Performance Goal(s) shall be established (1) while the outcome of attaining such Performance Goal(s) is substantially uncertain, (2) not later than 90 days after the commencement of the period of service to which the Performance Goal(s) relates (but in any event not later than after 25% of the period of service has elapsed) or (3) at such other time as is permitted under Treasury Regulations Section 1.162-27(e)(2). In carrying out these duties, the Committee shall use objective written standards for establishing both the Performance Goal(s) and the amount of compensation such that a third party with knowledge of the relevant facts would be able to determine whether and to what extent the Performance Goal(s) has been satisfied and the amount of compensation payable. The Committee may in its discretion provide a copy of the document(s) setting forth such standards to the affected Participant and shall retain such written material in its permanent books and records.

(j) In the case of remuneration that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e), the Committee’s actions shall be undertaken in conformity with the rules of Code Section 162(m)(4)(C)(ii) and Treasury Regulations promulgated thereunder. In the case of remuneration that is not intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e), the Committee and the Board shall make such disclosures to and seek such approval from the stockholders of the Company as they reasonably determine are required by law.

(k) To the extent required under Code Section 162(m)(4)(C) and the regulations promulgated thereunder, before any payment of qualified performance- based remuneration under the Plan, the Committee must certify in writing that the Performance Goals and any other material terms of the Award were in fact satisfied. Such certification shall be kept with the permanent books and records of the Committee.

(l) The Committee shall use its good faith best efforts to comply with the requirements of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder for Awards that are intended to constitute “qualified performance-based compensation,” but shall have no liability to the Company or any recipient or any other person in the event one or more Awards do not so qualify.

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4. Duration of and Common Stock Subject to the Plan.

(a) Term. The Plan, as amended and restated hereby, shall become effective as of the Restatement Date, subject to ratification by the stockholders of the Company within twelve (12) months after the Restatement Date. In the event that the stockholders of the Company do not ratify the Plan (as amended and restated hereby) within twelve (12) months after the Restatement Date, any Awards which were issued after the Restatement Date and which were dependent on the incremental number of shares allocated to Plan Section 4(b) or achievement of a new Performance Goal which each were added by this restatement shall be rescinded automatically. Unless sooner terminated by the Board, the Plan shall continue until May 18, 2020 when the Plan shall terminate, and no Awards may be granted under the Plan thereafter. The termination of the Plan shall not affect the Awards that are outstanding on the Plan’s termination date.

(b) Shares of Common Stock Subject to the Plan. The maximum total number of shares of Common Stock with respect to which aggregate stock Awards may be granted under the Plan (including shares of Common Stock subject to outstanding Awards under the Prior Plans) shall be 11,250,000. In addition, the ISO Limit cannot exceed 11,250,000 Shares.

(i) All of the amounts stated in this Paragraph (b) are subject to adjustment as provided in Section 15 below.

(ii) For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitations the number of shares of Common Stock subject to issuance upon exercise or used for payment or settlement of Awards.

(iii) If any Awards under this Plan or a Prior Plan are forfeited, terminated, expire unexercised, settled or paid in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture or expiration of such Awards.

(c) Source of Common Stock. Common Stock which may be issued under the Plan may be either authorized and unissued stock or issued stock that has been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

5. Eligibility. Incentive Stock Options may only be granted to Employees of the Company or a Subsidiary corporation. Employees, Non- Employee Directors, and Consultants of the Company or a Subsidiary are eligible to receive Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Awards, Performance Awards and other Awards under the Plan.

6. Stock Options. Stock options granted under the Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options (collectively referred to as “Stock Options”). Stock Options shall be subject to written Stock Option agreements containing the terms and conditions set forth below and such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion.

(a) Grant. Stock Options shall be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and pursuant to written agreements with the Participants in such form or forms as the Committee may from time to time approve in its sole and absolute discretion. The terms of individual Stock Option agreements need not be identical. Each Stock Option agreement shall state specifically whether it is intended to be an Incentive Stock Option agreement or a Non-Qualified Stock Option agreement provided however that if an agreement does not so specify or there is ambiguity as to what type of Stock Option it is, then the Stock Option shall be a Non- Qualified Stock Option. Stock Options may be granted alone or in addition to other Awards under the Plan.

(b) Exercise Price. Except as otherwise provided for in Paragraph (f) below, the exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value of the stock subject to the option on the Date of Grant of the Stock Option.

(c) Option Term. The term of each Stock Option shall be fixed by the Committee. However, the term of any Stock Option shall not exceed ten (10) years from the Date of Grant of such Stock Option.

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(d) Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the Date of Grant and set forth in the written Stock Option agreement. A written Stock Option agreement may, if permitted pursuant to its terms, become exercisable in full upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control).

(e) Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Committee specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the exercise price (i) in cash or (ii) if acceptable to the Committee, in shares of Common Stock already owned by the Participant or a Qualified Note. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Stock Options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of part or all of the exercise price of such shares; provided, that such payment would not cause the Company to recognize added compensation expense for financial reporting purposes or cause the Award to be treated under liability accounting for financial reporting purposes or to violate Section 402 of the Sarbanes-Oxley Act of 2002, as determined by the Committee in its sole discretion.

(f) Special Rules for Incentive Stock Options. The terms specified below shall be applicable to all Incentive Stock Options. Stock Options which are not specifically designated as Incentive Stock Options when issued under the Plan shall not be subject to the terms of this Paragraph.

(i) Ten Percent Stockholder. If any Employee to whom an Incentive Stock Option is granted is a Ten Percent Stockholder, then the exercise price of the Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant of such Incentive Stock Option, and the term of the Incentive Stock Option shall not exceed five (5) years from the Date of Grant of such option.

(ii) Dollar Limitation. The aggregate Fair Market Value of the Optioned Stock (determined as of the Date of Grant of each Stock Option) with respect to Stock Options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate) that may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent the Employee holds two or more such Stock Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Stock Options as Incentive Stock Options shall be applied in the order in which such Stock Options are granted. Any Stock Options in excess of such limitation shall automatically be treated as Non-Qualified Stock Options.

7. Stock Appreciation Rights. The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion. The terms of each Stock Appreciation Right granted shall be set forth in a written agreement between the Company and the Participant receiving such grant. The terms of such agreements need not be identical.

(a) Stock Appreciation Rights. A Stock Appreciation Right is an Award determined by the Committee entitling a Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on a date concluding a measuring period fixed by the Committee upon granting the Stock Appreciation Right, over the Fair Market Value of a share of Common Stock on the Date of Grant of the Stock Appreciation Right, multiplied by the number of shares of Common Stock subject to the Stock Appreciation Right.

(b) Grant. A Stock Appreciation Right may be granted in addition to or completely independently of any other Award under the Plan. Upon grant of a Stock Appreciation Right, the Committee shall select and inform the Participant regarding the number of shares of Common Stock subject to the Stock Appreciation Right and the date that constitutes the close of the measuring period.

(c) Measuring Period. A Stock Appreciation Right shall accrue in value from the Date of Grant over a time period established by the Committee. In the written Stock Appreciation Right agreement, the Committee may also provide (but is not required to provide) that a Stock Appreciation Right shall be automatically payable on one or more specified dates prior to the normal end of the measuring period upon the occurrence of events selected by the Committee (including, but not limited to, a Change in Control) that are beyond the control of the Participant.

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(d) Form of Payment. Payment pursuant to a Stock Appreciation Right may be made, as the Committee shall determine in its sole and absolute discretion: (i) in cash, (ii) in shares of Common Stock or (iii) in any combination of the above. The Committee may elect to make this determination either at the time the Stock Appreciation Right is granted, at the time of payment or at any time between such dates.

8. Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion and that are in compliance with Code Section 409A and the applicable Treasury Regulations promulgated thereunder. The Restricted Awards shall be pursuant to a written agreement executed both by the Company and the Participant. The terms of such written agreements need not be identical.

(a) Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, as set forth in Paragraph (d) below.

(b) Restricted Unit Grants. A Restricted Unit Grant is an Award of units (with each unit having a value equivalent to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit all or a portion of such units upon termination of Service for specified reasons within a specified period of time, and restrictions on the sale, assignment, transfer or other disposition of such units.

(c) Grants of Awards. Restricted Awards may be granted under the Plan in such form and on such terms and conditions as the Committee may from time to time approve. Restricted Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions (including Performance Goals) on any particular Restricted Award made to any Participant. Each Participant receiving a Restricted Stock Grant shall generally be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The certificate evidencing the shares shall be held in custody by the Company until the restrictions imposed thereon shall have lapsed or been removed.

(d) Restriction Period. Restricted Awards shall provide that in order for a Participant to vest in such Awards, the Participant must continuously provide Service, subject to relief for specified reasons, for such period as the Committee may designate at the time of the Award (“Restriction Period”). If the Committee so provides in the written agreement with the Participant, a Restricted Award may also be subject to satisfaction of such performance goals as are set forth in such agreement. During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Committee, in its sole discretion, may provide for the lapse of restrictions during the Restriction Period upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control or, if necessary to comply with Code Section 409A, an event described in Code Section 409A(a)(2)(A)(v)). Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments or by action of the Committee), the Participant shall be entitled to receive his or her Restricted Award or portion thereof, as the case may be.

(e) Payment of Awards. A Participant who receives a Restricted Stock Grant shall be paid solely by release of the restricted stock at the termination of the Restriction Period (whether in one payment, in installments or otherwise). A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award upon the expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the conclusion of the specified Restriction Period, as the Committee shall determine in its sole and absolute discretion: (i) in cash, (ii) in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made, or (iii) in any combination of the above. The Committee may elect to make this determination either at the time the Award is granted, at the time of payment or at any time in between such dates.

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(f) Rights as a Stockholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a stockholder of the Company, including the right to vote the stock, and the right to receive any cash dividends. Such cash dividends shall be withheld, however, until their release upon lapse of the restrictions under the Restricted Award. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions as apply to shares under the Restricted Stock Grant with respect to which the dividends are issued.

9. Performance Awards. Performance Awards granted under the Plan may be in the form of either Performance Share Grants or Performance Unit Grants. Performance Awards shall be subject to written agreements which shall contain the terms and conditions set forth below and such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable in its sole and absolute discretion and that are in compliance with Code Section 409A and the applicable Treasury Regulations promulgated thereunder. Such agreements need not be identical.

(a) Performance Share Grants. A Performance Share Grant is an Award of units (with each unit equivalent in value to one share of Common Stock) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion of such units) in the event certain performance criteria are not met within a designated period of time.

(b) Performance Unit Grants. A Performance Unit Grant is an Award of units (with each unit representing such monetary amount as designated by the Committee) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion of such units) in the event certain performance criteria are not met within a designated period of time.

(c) Grants of Awards. Performance Awards shall be granted under the Plan pursuant to written agreements with the Participant in such form as the Committee may from time to time approve. Performance Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Award made to any Participant.

(d) Performance Goals and Performance Periods. Performance Awards shall provide that, in order for a Participant to vest in such Awards, specified Performance Goals must be achieved over a designated Performance Period. The Performance Goals and Performance Period shall be established by the Committee, in its sole and absolute discretion. The Committee shall establish Performance Goals for each Performance Period while the outcome is substantially uncertain and at such time as is permitted under Treasury Regulations Section 1.162-27(e)(2). The Committee shall also establish a schedule or schedules for such Performance Period setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded.

(e) Payment of Awards. In the case of a Performance Share Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such Award as of the end of the Performance Period. In the case of a Performance Unit Grant, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the dollar value of each unit times the number of units earned. The Committee, pursuant to the written agreement with the Participant, may make such Performance Awards payable in whole or in part upon the occurrence of events selected by the Committee that are beyond the control of the Participant (including, but not limited to, a Change in Control or, if necessary to comply with Code Section 409A, an event described in Code Section 409A(a)(2)(A)(v)). Payment in settlement of a Performance Award shall generally be made as soon as practicable following the conclusion of the Performance Period, as the Committee may determine in its sole and absolute discretion: (i) in cash, (ii) in shares of Common Stock, or (iii) in any combination of the above. The Committee may elect to make this determination either at the time the Award is granted, at the time of payment, or at any time between such dates.

10. Other Stock-Based and Combination Awards.

(a) Subject to compliance with Code Section 409A, the Committee may grant other Awards under the Plan pursuant to which Common Stock is or may in the future be acquired, or Awards denominated in stock units, including ones valued using measures other than market value. Such other stock-based grants may be granted either alone or in addition to any other type of Award granted under the Plan.

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(b) The Committee may also grant Awards under the Plan in combination with other Awards or in exchange of Awards, or in combination with or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

(c) Subject to the provisions of the Plan, the Committee shall have authority to determine the individuals to whom and the time or times at which the Awards shall be made, the number of shares of Common Stock to be granted or covered pursuant to such Awards, and any and all other conditions and/or terms of the Awards.

11. Deferral Elections. Subject to compliance with Code Section 409A (and in particular, Code Section 409A(a)(4)), the Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out or vesting of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including the possible (a) payment or crediting of reasonable interest on such deferred amounts credited in cash, and (b) the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock. Neither the Company nor the Committee shall be responsible to any person in the event that the payment deferral does not result in deferral of income for tax purposes.

12. Dividend Equivalents. Awards of Stock Options, Stock Appreciation Rights, Restricted Unit Grants, Performance Share Grants, and other stock-based Awards may, in the sole and absolute discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such shares been issued and outstanding on such dividend record date. Subject to compliance with Code Section 409A, the Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment, and payment contingencies of such dividend equivalents, as it deems appropriate or necessary.

13. Termination of Service. Subject to compliance with Code Section 409A, the terms and conditions under which an Award may be exercised after a Participant’s termination of Service shall be determined by the Committee and reflected in the written agreement with the Participant concerning the Award.

14. Non-Transferability of Awards. No Award under the Plan, and no rights or interest therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. Subject to the foregoing, during the lifetime of a Participant, Awards are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his or her legal representative if the Participant is Disabled. Notwithstanding the foregoing, the Committee in its sole and absolute discretion may elect to permit the transferability of an Award in certain circumstances.

15. Adjustments on Changes in Capitalization, Etc.

(a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b) In the event of any change in capitalization affecting the Common Stock after the Restatement Date, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination, exchange of stock, other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, (ii) the maximum number of shares of Common Stock which may be sold or awarded to any Participant, (iii) the number of shares of Common Stock covered by each outstanding Award, (iv) the price per share in respect of outstanding Awards, and (v) the ISO Limit. Such adjustments shall be made by the Committee so that the adjustments shall not result in an adverse accounting consequence under FASB ASC Topic 718, and any successor thereof. The Committee’s determination with respect to the adjustments shall be final, binding, and conclusive.

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(c) The Committee may also make such adjustments in the number of shares covered by, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.

16. Change in Control. To the extent that the Committee, in its sole discretion, determines that the payments provided in Subsection (a) through (d) below do not constitute an “excess parachute payment” under Code Section 280G and do not violate Code Section 409A, and except as the Committee may in its discretion otherwise provide in any Award agreement, to provide for compliance with Code Section 409A or otherwise, in the event of a Change in Control:

(a) All outstanding Stock Options shall vest in their entirety and become exercisable immediately prior to the specified effective date of the Change in Control (and remain exercisable until the time of termination specified in the relevant Award agreement), unless such Stock Options are either (i) replaced or assumed by the successor corporation or its parent company pursuant to options providing substantially equal value and having substantially equivalent provisions as the Stock Options granted under the Plan or (ii) the Stock Options are affirmed by the Company;

(b) Notwithstanding paragraph (a) above, all Stock Options issued to non-employee directors shall vest in their entirety and become exercisable immediately prior to the specified effective date of the Change in Control (and remain exercisable until the time of termination specified in the relevant Award agreement) irrespective of whether such Stock Options are replaced or assumed by the successor corporation or its parent company or are affirmed by the Company;

(c) All restrictions and conditions of the Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed fully satisfied as of the effective date of the Change in Control; and

(d) The Performance Share Grants and Performance Unit Grants shall be deemed to have been fully earned and payable as of the effective date of the Change in Control.

17. Amendment and Termination. Without further approval of the stockholders, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable; provided that the Board may not, without approval of the stockholders, make any amendment which would (a) increase the aggregate number of shares of Common Stock which may be issued under the Plan (except for adjustments pursuant to Section 15 above), (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) materially increase the benefits accruing to Participants under the Plan. Notwithstanding the above, the Board may amend the Plan to take into account changes in applicable securities laws, federal income tax laws and other applicable laws. Further, should the provisions of Rule 16b-3, or any successor rule, under the Exchange Act be amended, the Board may amend the Plan in accordance with any modifications to that rule without the need for stockholder approval.

18. Miscellaneous Matters.

(a) Tax Withholding.

(i) The Company’s obligation to deliver Common Stock and/or pay any amount under the Plan shall be subject to the satisfaction of all applicable federal, state, local, and foreign tax withholding requirements.

(ii) The Committee may, in its discretion, provide the Participants or their successors with the right to use previously vested Common Stock in satisfaction of all or part of the taxes incurred by such Participants in connection with the Plan; provided, however, that this form of payment shall be limited to the withholding amount calculated using the minimum applicable statutory rates. Such right may be provided to any such holder in either or both of the following formats:

1. Stock Withholding: The election to have the Company withhold, from the Common Stock otherwise issuable under the Plan, a portion of the Common Stock with an aggregate Fair Market Value equal to the taxes calculated using the minimum applicable statutory rates.

2. Stock Delivery: The election to deliver to the Company, at the time the taxes are required to be withheld, one or more shares of Common Stock previously acquired by the Participant or his or her successor with an aggregate Fair Market Value equal to the taxes calculated using the minimum applicable statutory rates.

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(b) Not an Employment or Service Contract. Neither the adoption of the Plan nor the granting of any Award shall confer upon any Participant any right to continue in the Service of the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Services of any of its Employees, Non-Employee Directors, or Consultants at any time, with or without cause.

(c) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any written contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(d) Annulment of Awards. The grant of any Award under the Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Award payable in Common Stock is provisional until the Participant becomes entitled to the certificate in settlement thereof. Where approval for an Award sought pursuant to Section 162(m)(4)(C)(ii) of the Code is not granted by the Company’s stockholders, the Award shall be annulled automatically. In the event the Service of a Participant is Terminated for Cause, any Award which is provisional shall be annulled as of the date of such termination for cause.

(e) Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state. Furthermore, such benefits shall not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included. Awards under the Plan may be made in combination with or in addition to, or as alternatives to, grants, awards or payments under any other Company or Subsidiary plans. The Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements (in addition to the Plan) as it deems necessary to attract, retain, and motivate officers, directors, employees or independent contractors for their service with the Company and its Subsidiaries.

(f) Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Award Agreement. Each Participant receiving an Award under the Plan shall enter into a written agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole and absolute discretion, determine.

(h) Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

(i) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(j) Compliance with Section 409A of the Code. It is the Company’s intent that the Plan comply in all respects with Code Section 409A and the applicable regulations promulgated thereunder. If any provision of the Plan is found not to be in compliance with Code Section 409A and the applicable regulations promulgated thereunder, that provision shall be deemed to have been amended or deleted as and to the extent necessary to comply with Code Section 409A and the applicable regulations promulgated thereunder, and the remaining provisions of the Plan shall continue in full force and effect, without change. All transactions under the Plan shall be executed in accordance with the requirements of Code Section 409A and the applicable regulations promulgated thereunder.

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Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award agreement to the contrary, if upon a Participant’s “separation from service” (as defined under Code Section 409A) he/she is then a “specified employee” (as defined under Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s separation from service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. While it is intended that all payments and benefits provided under the Plan or an Award will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under the Plan or an Award are exempt from or compliant with Code Section 409A. In no event whatsoever shall the Company be liable if a payment or benefit under the Plan or an Award is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. The Participant will be entirely responsible for any and all taxes on any benefits payable to such Participant as a result of the Plan or an Award. If the applicable Award agreement or Participant’s employment agreement provides for Code Section 409A related provisions other than what is specified above in this Section 18(j), then such provisions in the Award or employment agreement shall govern.

(k) Maximum Limits. Awards will be limited to the following per Employee, per calendar year, maximum amounts:

(1)	Stock Options	200,000 shares of Common Stock
(2)	Stock Appreciation Rights	200,000 shares of Common Stock
(3)	Restricted Stock	200,000 shares of Common Stock
(4)	Restricted Units	200,000 shares of Common Stock
(5)	Performance Shares	200,000 shares of Common Stock
(6)	Aggregate of Above Awards	400,000 shares of Common Stock
(7)	Performance Units	Aggregate of $2,000,000

The numerical limits expressed in the foregoing subparts (1) through (7) shall in each case be doubled with respect to Awards granted to an Employee during the calendar year of the Employee’s commencement of employment with the Company or during the first calendar year that the Employee becomes a “Covered Employee” within the meaning of Code Section 162(m). The numerical limits expressed in the foregoing subparts (1) through (6) shall be subject to adjustment under Section 15.

With respect to Awards intended to qualify as performance-based compensation under Code Section 162(m), the Committee may provide (but is not required to provide) in the written agreement with the Participant that acceleration in payment of an Award shall also be subject to discounting to reasonably reflect the time value of money using any reasonable discount rate selected by the Committee in accordance with Treasury Regulations under Code Section 162(m).

(l) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

(m) Restrictions. Any Award shall be subject to such Company policies (including without limitation any policies on insider trading, recoupment of compensation, stock ownership requirements) and transfer restrictions as the Company or Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares or Employees generally and shall also comply to the extent necessary with applicable law.

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(n) Policy on Recoupment. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards (and/or awards issued under any of the Prior Plans) may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

STAAR SURGICAL COMPANY, a Delaware corporation
By: Samuel Gesten

Its: Secretary

Date: June 9, 2014

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Stock Option No.  2014-

STAAR SURGICAL COMPANY
2003 OMNIBUS EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of STAAR Surgical Company, a Delaware corporation (the “Company”):

Name of Optionee:
Total Number of Shares Granted (“Optioned Stock”):

Type of Option	☒ Incentive Stock Option ☐ Non-Qualified Stock Option

Exercise Price Per Share:	$XX.XX

Date of Grant:	XXXX XX, 2014

Date Exercisable

This option may be exercised with respect to the first 33-1/3% of the Optioned Stock when the Optionee completes 12 months of continuous Service after the Vesting Commencement Date. This option may be exercised with respect to an additional 33-1/3% of the Optioned Stock when the Optionee completes each year of continuous Service thereafter.

Vesting Commencement Date:	XXXX XX, 2014
Expiration Date:	XXXX XX, 2024

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan and the Stock Option Agreement, both of which are attached to and made a part of this document.

OPTIONEE	STAAR SURGICAL COMPANY

________________________________________ signature	________________________________________ William Goodmen Vice President, Global Human Resources

________________________________________ print name	________________________________________ date

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STAAR SURGICAL COMPANY
2003 OMNIBUS EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

1.       Definitions.  Unless otherwise defined herein, the terms defined in the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan, as Amended (the “Plan”) shall have the same defined meanings in this Stock Option Agreement (“Agreement”).

2.       Grant of Option.  Effective as of the date of grant set forth on the Notice of Stock Option Grant attached hereto (the “Date of Grant”), STAAR Surgical Company (the “Company”) grants to the optionee named in the Notice of Stock Option Grant (“Optionee”) the right and option (the “Option”) to purchase, all or any part of such number of shares of Common Stock at such exercise price per share as are set forth on the Notice of Stock Option Grant. The Option shall be exercisable from time to time in accordance with the provisions of this Agreement during a period expiring on the expiration date set forth on the Notice of Stock Option Grant (the “Expiration Date”) or earlier in accordance with Section 5 below. This Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option, as provided in the Notice of Stock Option Grant.

3.       Vesting.  The Option shall become exercisable to purchase, and shall vest with respect to, such percentage of the shares covered hereby (rounded to the nearest whole share) as may be set forth on the Notice of Stock Option Grant hereof. In each case the number of shares which may be purchased shall be calculated to the nearest full share. The Optionee shall cease vesting in the Option on the Optionee’s Termination Date.

4.       Manner of Exercise.  Each exercise of the Option shall be by means of a written notice of exercise delivered to the Committee, specifying the number of shares to be purchased and accompanied by payment to the Committee of the full purchase price of the shares to be purchased solely (i) in cash or by check payable to the order of the Company, (ii) by delivery of Mature Shares already owned by, and in the possession of, the Optionee, valued at their Fair Market Value, or (iii) (x) by a Qualified Note made by Optionee in favor of the Company, upon the terms and conditions determined by the Committee including, to the extent the Committee determines appropriate, a security interest in the shares issuable upon exercise or other property, or (y) through a “cashless exercise,” in either case complying with applicable law (including, without limitation, state and federal margin requirements), or any combination thereof; provided, however, that such payment of the exercise price would not cause the Company to recognize compensation expense for financial reporting purposes or to violate Section 402 of the Sarbanes-Oxley Act of 2002, as determined by the Committee in its sole discretion. Shares of Common Stock (including Mature Shares) used to satisfy the exercise price of this Option shall be valued at their Fair Market Value determined on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date). This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than (a) one hundred (100) shares or (b) the total number of shares then eligible for exercise, if less than one hundred (100) shares.

The Option may be exercised (i) during the lifetime of the Optionee only by the Optionee or his or her legal representative if the Optionee is Disabled; and (ii) after the Optionee’s death by his or her transferees by will or the laws of descent or distribution.

5.       Termination of Service; Death or Disability.  Upon termination of the Optionee’s Service, other than due to death or Disability, the Option shall be exercisable until the earlier of (i) the Expiration Date or (ii) a date three (3) months after the Optionee’s Termination Date, to the extent exercisable on the Termination Date, and shall thereafter expire and be void and of no further force or effect. If the Optionee dies or becomes Disabled while the Optionee is in Service with the Company or an Affiliate, the Option shall expire on the earlier of (i) the Expiration Date or (ii) a date one (1) year after the date of such death or Disability, to the extent exercisable on the date of death or Disability, and shall thereafter expire and be void and of no further force or effect. During such period after death, the Option may, to the extent that it remained unexercised (but exercisable by the Optionee according to the Option’s terms) on the date of such death, be exercised by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution.

6.       Shares to be Issued in Compliance with Federal Securities Laws and Exchange Rules.  By accepting the Option, the Optionee represents and agrees, for the Optionee and his or her legal successors (by will or the laws of descent and distribution), that none of the shares purchased upon exercise of the Option will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, or any applicable state “blue sky” laws. If required by the Committee at the time the Option is exercised, the Optionee or any other person entitled to exercise the Option shall furnish evidence satisfactory to the Company (including a written and signed representation) to such effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act or state blue sky laws by such person. The Company shall use its reasonable efforts to take all necessary and appropriate action to assure that the shares issuable upon the exercise of this Option shall be issued in full compliance with the Securities Act, state blue sky laws and all applicable listing requirements of any principal securities exchange on which shares of the same class are listed.

7.       Withholding of Taxes.  As a condition to the exercise of this Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with the disposition of shares of Common Stock acquired by exercising this Option.

8.       Payment of Withholding.  The Optionee will pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Optionee’s salary) in cash. At the Committee’s election, the Optionee may pay the withholding amount with shares of Common Stock; provided, however, that payment in stock shall be limited to the withholding amount calculated using the minimum statutory rates.

9.       No Assignment.  The Option and all other rights and privileges granted hereby shall not be transferred, either voluntarily or by operation of law otherwise than by will or the laws of descent and distribution. Upon any attempt to so transfer or otherwise dispose of this Option or any other right or privileges granted hereby contrary to the provisions hereof, this Option and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.

10.    Adjustment for Reorganizations, Stock Splits, etc.  If the outstanding shares of Common Stock (or any other class of shares or securities which shall have become issuable upon the exercise of this Option pursuant to this sentence) are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares receivable upon the exercise of this Option, without change in the total price applicable to the unexercised portion of this Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by this Option.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, this Option shall terminate; provided, however, that notwithstanding the foregoing, the Committee shall provide in writing in connection with such transaction for the appropriate satisfaction of this Option by one or more of the following alternatives (separately or in combination): (i) for this Option to become immediately exercisable notwithstanding the provisions of Sections 3 and 4; (ii) for the assumption by the successor corporation of this Option or the substitution by such corporation therefor of a new option covering the stock of the successor corporation or its affiliates with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Plan by such successor corporation in which event the Plan and this Option shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of this Option.

Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under this Option on any such adjustment.

11.    Participation by the Optionee in Other Company Plans.  Nothing herein contained shall affect the right of the Optionee to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other employee welfare plan or program of the Company or of any Affiliate.

12.    No Rights as a Stockholder Until Issuance of Stock Certificate.  Neither the Optionee nor any other person legally entitled to exercise this Option shall be entitled to any of the rights or privileges of a stockholder of the Company in respect of any shares issuable upon any exercise of the Option unless and until a certificate or certificates representing such shares shall have been actually issued and delivered to the Optionee. No shares shall be issued and delivered upon the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of an exemption therefrom), all applicable listing requirements of a national securities exchange on which shares of the same class are listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

13.    Not an Employment or Service Contract.  Nothing herein contained shall be construed as an agreement by the Company or any of its Affiliates, express or implied, to employ the Optionee or contract for the Optionee’s services, to restrict the Company’s or such Affiliate’s right to discharge the Optionee or cease contracting for the Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Optionee and the Company or any of its Affiliates.

14.    Agreement Subject to the Plan.  The Option hereby granted is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan, as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect the Optionee’s rights under this Option without the prior written consent of the Optionee.

The next page is the signature page.

15.    Execution.   The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of California.

COMPANY:	STAAR SURGICAL COMPANY

________________________________________ William Goodmen Vice President, Global Human Resources

Date:________________________________

OPTIONEE:	By:__________________________________

Date:________________________________

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